Exhibit 99.1
For Immediate Release
WSI Industries
Net Income up 179%
Sales up 45%
April 3, 2008—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported net sales of $6,422,000 for the second quarter of fiscal 2008 ended February 24, 2008, an increase of 45% as compared to the year-earlier quarter of $4,440,000. The Company posted net income of $433,000 or $.15 per share for the current quarter, compared to $155,000 or $.06 per share in the second quarter of fiscal 2007. Year-to-date sales in fiscal 2008 were also up 45% vs. the prior year as sales increased to $12,396,000 from $8,570,000 a year ago. Year-to-date earnings per share rose to $.29 vs. $.11 in the prior year.
Michael J. Pudil, president and chief executive officer, commented: “A year ago we were pleased to report sales growth of 24% in the quarter. With our top line growth in fiscal 2008, our quarterly sales are now 80% higher from where we were just two years ago. Our bottom line has also shown dramatic improvement as our quarterly earnings per share have risen from $.03 two years ago to $.15 in our current fiscal 2008 second quarter.”
Pudil concluded: “As we reported a few weeks ago, we have several new opportunities that have been awarded to us. With these new customers and programs, we have made substantial progress in the growth and diversification of our business. This was our number one challenge and we are pleased to report the progress we have made in this regard. Thanks go to the capable and committed people at WSI and we look forward to the challenge of implementing and delivering the new business.”
In keeping with its announced policy to reward its shareholders, the Company also announced today that its Board of Directors has declared a dividend of $.0375 per share. The dividend will be payable April 30, 2008 to holders of record on April 16, 2008.
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics, aerospace and defense, energy, recreational vehicles, computers, small engines, marine, bioscience and instrumentation.
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For additional information:
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763/295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
(Unaudited)
CONSOLIDATED STATEMENT OF OPERATIONS
In thousands, except per share amounts

	Second quarter ended		First six months ended
	February 24,	February 25,	February 24,	February 25,
	2008	2007	2008	2007

Net Sales	$6,422	$4,440	$12,396	$8,570
Cost of products sold	5,057	3,669	9,912	7,088

Gross margin	1,365	771	2,484	1,482

Selling and administrative expense	650	510	1,227	973
Interest and other income	(28)	(33)	(148)	(50)
Interest and other expense	77	44	144	88

Profit from operations before income taxes	666	250	1,261	471
Income taxes	233	95	442	179

Net earnings	$433	$155	$819	$292

Basic earnings per share	$0.16	$0.06	$0.30	$0.11

Diluted earnings per share	$0.15	$0.06	$0.29	$0.11

Weighted average number of common shares	2,734	2,687	2,729	2,684

Weighted average number of dilutive common shares outstanding	2,795	2,717	2,787	2,716
CONDENSED BALANCE SHEETS (Unaudited)
In thousands

	February 24,	February 25,
	2008	2007

Assets:
Total Current Assets	$8,159	$5,593
Property, Plant, and Equipment, net	5,402	3,612
Intangible Assets	2,894	3,511

Total Assets	$16,455	$12,716

Liabilities and Shareholders’ Equity:
Total current liabilities	$3,735	$2,413
Long-term debt	4,105	2,672
Shareholders’ equity	8,615	7,631

Total Liabilities and Shareholders’ Equity	$16,455	$12,716